Exhibit 99.1


Glacier Water Announces First Quarter Results

    VISTA, Calif.--(BUSINESS WIRE)--May 12, 2005--Glacier Water Services, Inc. (Amex:HOO) announced financial results for the quarter ended April 3, 2005.
    Brian McInerney, Chief Executive Officer of Glacier Water, said,
"While revenues for the quarter were flat versus prior year at $17,543,000, we continued our investment for the future in the form of a major initiative to upgrade our outside water vending machines. The upgrade results in the next generation water vending machine ("G-2") with a new modern appearance and increased functionality. To date, the Company has upgraded over 8,500 machines. We expect to complete upgrades on a total of approximately 11,000 machines by early third quarter."
    Revenues for the quarter ended April 3, 2005 were $17,543,000, flat versus the same quarter a year ago. For the quarter ended April
3, 2005, the Company's income from operations was $107,000 as compared to $729,000 for the same period a year ago. The decrease in income from operations was driven by increased depreciation associated with the G-2 capital expenditures.
    The Company's net loss applicable to common stockholders for the quarter ended March 28, 2004, was $1,973,000 or $0.91 per basic and diluted share, compared to a loss of $1,201,000 or $0.57 per basic and diluted share for the same quarter last year. The decrease was driven primarily by increased depreciation expense and increased interest expense resulting from higher outstanding borrowings on the Company's credit facility as a result of the G-2 initiative.
    With approximately 15,100 machines located in 39 states throughout the United States, Glacier is the leading provider of high quality, great tasting drinking water dispensed to consumers through self-service bottled water machines located at supermarkets and other retail locations.

    Statements in this announcement that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements with respect to the financial condition and results of operations of the Company which involve risks and uncertainties which are detailed further in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 3, 2005.


FINANCIAL RESULTS                       GLACIER WATER SERVICES, INC.


                     Summary Financial Information
               (Dollars in thousands, except share data)
                              (unaudited)

                                                  Three Months Ended
                                                 ---------------------
                                                  April 3,  March 28,
                                                    2005       2004
                                                 ---------- ----------
Revenues                                           $17,543    $17,546
Operating costs and expenses:
     Operating expenses                             11,434     11,676
     Depreciation and amortization                   3,302      2,510
                                                 ---------- ----------
          Cost of goods sold                        14,736     14,186

     Selling, general and administrative
      expenses                                       2,700      2,631
                                                 ---------- ----------
          Total operating costs and expenses        17,436     16,817
                                                 ---------- ----------
Income from operations                                 107        729
Other expenses:
     Interest expense                                2,080      1,930
                                                 ---------- ----------
Loss before income taxes                            (1,973)    (1,201)
Income tax benefit                                      --         --
                                                 ---------- ----------
Net loss                                            (1,973)    (1,201)
Basic and diluted loss per common share:
     Net loss applicable to common stockholders     $(0.91)    $(0.57)
                                                 ========== ==========
           Weighted average shares used in
            calculation                          2,172,055  2,119,483


    CONTACT: Glacier Water Services, Inc.
             W. David Walters, 760-560-1111